Exhibit 10.4

SUN MICROSYSTEMS, INC.

U.S. VICE PRESIDENT SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

Purpose of Plan

The Sun Microsystems, Inc. U.S. Vice President Severance Plan (the “Plan”) provides Notification Benefits and Severance Benefits if your employment terminates because of a Workforce Reduction, Retirement, Mutual Agreement or Involuntary Termination (all defined below). However, this Plan does not provide benefits if you voluntarily terminate employment or if you are terminated for Cause. You must sign, and not revoke, a Release and Waiver Agreement in order to receive Severance Benefits.

The Plan is intended to satisfy, where applicable, the obligations of Sun under the Federal Worker Adjustment and Retraining Notification (“WARN”) Act.

This Plan was originally adopted effective July 1, 2005. It is now restated effective November 1, 2005. In this document “Sun” means Sun Microsystems, Inc., its subsidiaries and its successor or successors.

This document constitutes both the official plan document and the required summary plan description under ERISA.

Highlights

Under this Plan, you are eligible to receive two types of benefits: Notification Benefits and Severance Benefits.

“Notification Benefits” consist of Notification Pay and employment transition services. You need not sign a Release and Waiver Agreement in order to receive Notification Benefits.

“Severance Benefits” consist of a lump sum Severance Payment and Severance COBRA Payment (if eligible). You will not receive Severance Benefits if you do not sign a Release and Waiver Agreement, or if you sign a Release and Waiver Agreement but revoke it within the seven (7) calendar day revocation period.

The amount of Severance Benefits available to you depends on whether you are a member of Sun’s Executive Management Group (“EMG”) or a Vice President who is not a member of the EMG.

Eligibility

You are an Eligible Employee under the Plan if you are:

•	A regular full-time or part-time Sun employee on the U.S. Payroll;

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•	Not on the payroll of, or considered an employee of, any Sun subsidiary outside the U.S.;

•	Employed at the Vice President level or above; and

•	Not a Contingent Worker or Partner Worker (includes independent contractor, consultant or vendor) as defined in Sun’s Headcount Policy.

If Sun has not classified you as an employee on the date your service with Sun is terminated and, for that reason, has not withheld employment taxes with respect to you, and you are later determined retroactively to have been a common-law employee of Sun, whether by Sun, a governmental agency or a court, you will nevertheless be ineligible to receive Plan benefits.

Notwithstanding any other provision of the Plan to the contrary, if you were a Storage Technology Corporation (“StorageTek”) employee who received severance benefits as a result of the acquisition of StorageTek by Sun, you will not be eligible for some or all of the benefits under the Plan for a period of time, as set forth in your offer letter from Sun dated on or around August 5-10, 2005.

Conditions For Receiving Plan Benefits

You will receive Plan benefits if you are an Eligible Employee and meet all of the following conditions:

•	You receive a formal written notice that states the date your employment will terminate and that your termination is because of a Workforce Reduction, Retirement, Mutual Agreement, or Involuntary Termination (“Termination Letter”);

•	You abide by any written terms and requirements that Sun may establish as a condition to your receiving Plan benefits; and

•	For Severance Benefits only, you sign the Release and Waiver Agreement within a reasonable period of time (as determined by Sun in its sole discretion) after your employment termination date and do not revoke the Release and Waiver Agreement within the seven (7) calendar day revocation period.

“Workforce Reduction” for purposes of this Plan means your employment is terminated because of the elimination or coordinated reduction of jobs within your group, division, department or branch due to a corporate transaction or reorganization, technology change, funding reduction, reduced workload or similar occurrence (including an outsourcing arrangement). A Workforce Reduction also includes a Material Job Change. A Material Job Change means your job is re-leveled downward and Sun has determined, in its sole discretion, that the re-leveling constitutes a Material Job Change as described in the Global Compensation Treatment for Job Level Downgrades Policy.

“Retirement” for purposes of this Plan means your voluntary resignation from Sun at or

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after attaining age 55 and with a number of full years of service with Sun that when added to your age (in full years), the sum equals or exceeds 65. Notwithstanding the foregoing sentence, you must have a minimum of five (5) full years of service in order to qualify for Retirement. Your resignation will not be considered Retirement if you work in the same or similar profession during the six-month period following your termination of employment. You will be considered to have retired if you perform services for a nonprofit organization following your termination of employment. Sun shall make the determination of whether you have retired in its sole discretion.

“Mutual Agreement” for purposes of this Plan means that both you and Sun agree that your employment should terminate.

“Involuntary Termination” for purposes of this Plan means termination of your employment for any reason by Sun except for Cause.

Conditions Under Which You Will Not Receive Plan Benefits

Even if you are an Eligible Employee, you will not receive Plan benefits if any of the following apply:

•	You are terminated for Cause. “Cause” means (i) misconduct as described in Sun’s Misconduct Policy (HR503) or (ii) documented unsatisfactory job performance. Sun shall make this determination in its sole discretion.

•	You voluntarily terminate employment (including as a result of disability) even if you claim “constructive termination,” prior to your termination date as set forth in your Termination Letter.

•	You decline a written offer of a “Comparable Job” at Sun for which, in Sun’s judgment, you are reasonably qualified. A “Comparable Job” is a job within 50 miles of your current job location at the same or higher salary/job grade as the current job and with at least the same total target cash compensation opportunity. A Comparable Job need not involve the same duties and responsibilities as your current job.

•	You accept another regular job at Sun before your employment at Sun terminates(i.e., a job other than a Temporary Job Assignment, defined below).

•	You are on an unpaid personal non-FMLA, non-Military Leave of Absence on the date of the Termination Letter.

•	You begin working for another employer (whether regular or temporary) before your employment at Sun terminates. You are required to immediately notify Sun in writing if you begin another job prior to your termination date.

•	Your job is re-leveled for any reason, for example, to reflect your current job duties and responsibilities or to reflect any changes in your job duties and responsibilities. A job re-leveling is not a Workforce Reduction unless Sun determines, in its sole discretion, that you have experienced a Material Job Change as defined above.

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•	For Severance Benefits only, you do not timely sign a Release and Waiver Agreement or you timely sign a Release and Waiver Agreement but you revoke it within the seven calendar day revocation period.

Temporary Job Assignments

For purposes of this Plan, a “Temporary Job Assignment” is a job as a Sun employee that is not expected to last more than two years at the time it is offered to you and which is offered to you after you receive a Termination Letter but prior to your employment termination. If you accept a job which, at the time it is offered to you, is expected to last more than two years, you will be treated as a regular Sun employee and will not receive Plan benefits in connection with the Workforce Reduction, Retirement, Mutual Agreement or Involuntary Termination that occurred immediately prior to your acceptance of your new job at Sun.

While you are on a Temporary Job Assignment you will not receive Plan benefits. However, at the end of the Temporary Job Assignment, provided you meet the conditions of the Plan, you will receive Plan benefits in accordance with the terms of the Plan in effect as of the date of the Termination Letter.

If you accept a Temporary Job Assignment and it has not ended after two years, you will be treated as if you are in a regular position and will not be eligible for Plan benefits unless and until the new job is part of a Workforce Reduction or you terminate employment as a result of Retirement, Mutual Agreement or Involuntary Termination. In other words, you will not receive Plan benefits in connection with the Workforce Reduction, Retirement, Mutual Agreement or Involuntary Termination that occurred immediately prior to your acceptance of your new job at Sun.

Outsourcing Situations

Additional eligibility requirements apply if your job is eliminated due to outsourcing. Outsourcing is the transfer of work, a function, a group or an organization at Sun to a vendor The vendor (the “Outsourcing Service Provider”) may seek to hire Sun employees who were previously performing that function or who were members of the group being outsourced.

If your position is outsourced, you will be able to receive Plan benefits, but only if all the following apply:

•	You are an Eligible Employee (described above).

•	You do not receive an offer of a Comparable Outsource Job, which is Regular Employment. A “Comparable Outsource Job” is a job at the Outsourcing Service Provider for which you are qualified, providing the same level of base pay

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or higher as your Sun job, and which is not anticipated, pursuant to the outsourcing agreement between Sun and the Outsourcing Service Provider, to require you to relocate to a job location more than 50 miles away from your Sun job location within the first 12 months of your employment with the Outsourcing Service Provider. For purposes of the Plan, if you participate in the iWork program, Sun job location means your home if you are a home assigned employee or the location of your mailstop if you are a flexible employee. If you work from home or a flexible office based on any arrangement outside of the iWork program, your Sun mailstop is your job location. For purposes of the Plan, “Regular Employment” is employment with the Outsourcing Service Provider that is on the same terms and conditions as those provided to their other employees and that is anticipated to be ongoing for an indefinite period. If you are currently working part-time for Sun and you are offered a full-time job by the Outsourcing Service Provider or you are offered a job by the Outsourcing Service Provider that is outside the outsourcing agreement between the Outsourcing Service Provider and Sun (i.e., your job would not support Sun), you will not be considered to have received an offer of a Comparable Outsource Job, which is Regular Employment.

•	You fulfill all the regular duties of your Sun job from the date of the outsourcing notice until your last day of work (which may be prior to your termination date) as set forth in the Termination Letter. For purposes of the Plan, outsourcing notice is a written notice of termination due to outsourcing, which does not contain the date your employment will terminate.

•	You meet all the Conditions For Receiving Plan Benefits (described above).

You will be ineligible to receive Plan benefits if:

•	You receive an offer of a Comparable Outsource Job, which is Regular Employment,

•	You accept an offer of a Comparable Outsource Job, which is Short-Term Employment (for purposes of the Plan, Short-Term Employment is employment with the Outsourcing Service Provider that is anticipated, at the time of the job offer, to last less than 12 months), with the Outsourcing Service Provider and the outsourcing agreement between the Outsourcing Service Provider and Sun provides that severance benefits equivalent to the severance benefits under this Plan will be paid by the Outsourcing Service Provider, or

•	You meet any of the Conditions Under Which You Will Not Receive Plan Benefits (described above).

Notification Benefits

You need not sign a Release and Waiver Agreement in order to be eligible for Notification Benefits.

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If you are an Eligible Employee and you receive a written Termination Letter that your employment will terminate, you will receive the following Notification Benefits:

•	Notification Pay. You will remain employed for sixteen (16) weeks following the date of your Termination Letter. During this sixteen (16) week period, you will receive your regularly bi-weekly Pay (defined below under Severance Benefits) and your Sun Flex benefits will continue, but you are not required to work during this time.

•	Employment Transition Services (career service assistance) for ten (10) months. The period of Employment Transition services available to you begins running on the date of your Termination Letter.

Severance Benefits

When you receive a Termination Letter, you may choose to sign a Release and Waiver Agreement in order to also receive Severance Benefits. You will have at least 45 calendar days after your employment termination date to sign the Agreement. If you do not sign and return to Sun a Release and Waiver Agreement within a reasonable period of time (as determined by Sun in its sole discretion) after your employment termination date or you subsequently revoke the Agreement during the seven (7) calendar day revocation period, you will not be eligible to receive the Severance Payment and the Severance COBRA Payment described below. You may not sign the Release and Waiver Agreement prior to your employment termination date.

You will receive the following benefits as soon as administratively practical after Sun receives your signed Release and Waiver Agreement and the revocation period has ended:

•	Severance Payment. This is a lump sum payment equal to four (4) weeks Pay (defined below) for each Year of Service (defined below), up to a maximum determined by your Position (defined below) plus sixteen (16) or thirty-two (32) weeks Pay determined by your Position, and

•	COBRA Premiums. Your existing coverage under Sun’s group health plan (and, if applicable, the existing group health coverage for your eligible dependents) will end on the date on which your employment terminates. You and your eligible dependents may then be eligible to elect temporary continuation coverage under Sun’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If you are eligible for a Severance Payment and elect COBRA continuation coverage, Sun will pay your COBRA Premiums (defined below) for a period equal to the number of weeks of Pay you will receive as a Severance Payment. After such period of Sun-paid coverage, you (and, if applicable, your eligible dependents) may continue COBRA coverage at your own expense in accordance with COBRA. No provision of the Plan will affect the continuation coverage rules under COBRA. Therefore, the period during which you must elect to continue Sun’s group health plan coverage under COBRA, the length of time during which COBRA coverage will be made available to you, and all your other rights and obligations under COBRA will be applied in the same manner that such rules would apply in the absence of the Plan.

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Notwithstanding the foregoing, if your employment terminates because of Retirement, the Severance Payment and will be paid and the payment of COBRA Premiums will begin no earlier than six (6) months after your employment termination date. The Severance Payment will be paid no later than the later of (i) March 15 following the calendar year in which such payments are no longer subject to a substantial risk of forfeiture or (ii) September 15 following Sun’s fiscal year in which such payments are no longer subject to a substantial risk of forfeiture. Notwithstanding any other provision of the Plan to the contrary, if the Plan is considered a nonqualified deferred compensation plan under Section 409A(d) of the Internal Revenue Code and the regulations thereunder and you are a “key employee” as defined under Section 409A(a)(2)(B)(i) of the Internal Revenue Code (in general, one of Sun’s top 50 officers based on compensation), your Severance Payment may not be made for 6 months following your employment termination date.

“Year of Service” for purposes of this Plan means a full or partial year of service with Sun prior to your employment termination date. If you are a rehired employee, prior service at Sun will be counted as Year of Service provided that the prior service period exceeded the period when you were not employed by Sun. Years of Service includes up to seven (7) (ten (10) for former employees of Procom Technology, Inc.) years of service credit for service with a predecessor employer that was acquire by Sun; however, the service credit limit will not apply to former employees of Storage Technology Corporation and SeeBeyond Technology Corporation. A partial year of service will be treated as a full year of service.

“COBRA Premiums” for purposes of this Plan are the COBRA premiums that you would have to pay to continue for a certain period of time, the medical, dental, and/or vision coverage you had immediately prior to terminating employment.

“Pay” for purposes of this Plan (other than for sales-related incentive based positions) means your base pay as of the date of the Termination Letter, which does not include car allowance, draws, spifs, bonuses or any non-base compensation. “Pay” for sales-related incentive based positions is based on the On-Target Earnings rate (OTE) effective on the date of the Termination Letter.

“Position” for purposes of this Plan means your position as either a member of the EMG or a Vice President who is not a member of the EMG on the date of the Termination Letter as recorded in Sun’s HR Database.

Example of Calculation of Severance Payment

Assume you are a Vice President with eight years of service. The calculation of your Severance Payment is as follows:

16 weeks Pay based on the Pay you would have received had you worked for those 16 weeks, plus 20 weeks Pay*, for a total of 36 weeks of Pay.

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•	4 weeks Pay per Year of Service x 8 years = 32 weeks but the maximum allowed payment based on Years of Service is 20 weeks Pay. The 16 weeks of Pay is not included in calculating the maximum payment based on Years of Service.

Stock Options

If your employment terminates because of Retirement and you are eligible to receive benefits under the Plan, your stock options will continue to vest for fifteen (15) months after your employment termination date. Except as provided in the previous sentence, all other terms and conditions of your option agreements remain the same.

Sales-Related Incentive Based Positions

If you are in a sales-related incentive based position, commission earnings end effective the date of your Termination Letter. Base pay will be used to determine the payment of unused, accrued vacation in your final paycheck.

Obligation to Repay Sun

If you are reemployed by Sun (in any capacity) before the end of the number of weeks used to determine your Severance Benefits, you must repay to Sun the portion of your Severance Payment for the period that you have been reemployed.

For example, if you are a Vice President with eight years of service, you would have received 36 weeks of Pay. If you were then reemployed by Sun 4 weeks following your employment termination date, you would be required to repay to Sun an amount calculated as follows:

36 weeks of Severance Payment paid minus 4 weeks of actual unemployment equals 32 weeks of Severance Payment to be repaid to Sun.

Reduction of Other Benefits

Any Notification Pay received under this Plan will reduce the amount of any short term and long term disability benefits you are entitled to receive under the Sun Microsystems, Inc. Comprehensive Welfare Plan.

Taxes and Other Deductions

Sun will withhold all appropriate federal, state, local, income and employment taxes from your Plan benefit payments. Contributions to Sun’s 401(k) plan and employee stock purchase plan will not be deducted from your Severance Payment or any Notification Pay paid after your employment termination date.

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Bonus Programs

The Plan does not change the terms of any bonus program for which you may have been eligible at the time of your termination with Sun.

Accordingly, if you are eligible for a bonus payment under a program operated on a quarterly or fiscal year basis (such as SMI Bonus) and terminate employment prior to the last day of a quarter or fiscal year, you will not be eligible to receive the bonus for the quarter or fiscal year in which you terminate employment, except to the extent the bonus program provides otherwise. Unless the bonus program provides otherwise, bonus program payments will not be prorated for a partial quarter’s or year’s participation.

Disability Prior to Employment Termination

If you become disabled after receiving a Termination Letter but before you terminate employment, your employment termination date will not change. You should contact SunDial to discuss the employment disability benefits for which you may be eligible.

Death Prior to Employment Termination

If you die after receiving a Termination Letter but before you sign the Release and Waiver Agreement, neither you nor your estate will be entitled to any further Plan benefits.

Leaves of Absence

If you are on a full-time Medical, FMLA, State Family Care Leave or Military Leave and your job is part of a Workforce Reduction, you may, in Sun’s sole discretion, be given your Termination Letter either during your leave or at the end of your leave. If you receive the Termination Letter at the end of your leave of absence, you will receive the Plan benefits for which you are eligible and your employment will be terminated sixteen (16) weeks after your leave of absence ends. If you receive the Termination Letter while on leave, you may choose to (i) end your leave early and terminate your employment after sixteen (16) weeks (you will receive the Plan benefits for which you are eligible) or (ii) continue your leave (at the end of your leave, you will receive the Plan benefits for which you are eligible and your employment will be terminated sixteen (16) weeks after your leave of absence ends). In no event will your employment termination date extend beyond 24 months after your Medical Leave began. If you are on an intermittent Medical, FMLA or State Family Care Leave, the provisions of this section will not apply to you and your employment will be terminated on the employment termination date indicated on the Termination Letter.

Employees on leaves of absence who are eligible to receive Plan benefits at the end of their leave, will be covered by the terms of the Plan in effect as of the date their positions were designated by Sun to be part of a Workforce Reduction.

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SUN MICROSYSTEMS, INC.

U.S. VICE PRESIDENT SEVERANCE PLAN

SUMMARY OF PLAN BENEFITS

To receive the Severance Payment and Payment of COBRA Premiums,

the Release and Waiver Agreement must be signed and not revoked.

See Important Notes at the end of Summary.

SALARY/JOB GRADE	NOTIFICATION PAY	EMPLOYMENT TRANSITION SERVICES	SEVERANCE PAYMENT	PAYMENT OF COBRA PREMIUMS
Vice President	16 weeks of Pay	10 months career service assistance	16 weeks Pay plus 4 weeks Pay per Year of Service up to 20 weeks	16 weeks of COBRA premiums plus 4 weeks of COBRA premiums per Year of Service up to 20 weeks

Executive Management Group	16 weeks of Pay	10 months career service assistance	32 weeks Pay plus 4 weeks Pay per Year of Service up to 32 weeks	32 weeks of COBRA premiums plus 4 weeks of COBRA premiums per Year of Service up to 32 weeks

IMPORTANT NOTES TO SUMMARY OF PLAN BENEFITS

NOTIFICATION PAYMENT	EMPLOYMENT TRANSITION SERVICES	SEVERANCE PAYMENT	PAYMENT OF COBRA PREMIUMS
1. A Signed Release and Waiver Agreement is not required. 2. Calculated as number of days Pay (base pay or OTE, as applicable). “Pay” has the same meaning as used for Severance Payment.

1. Career assistance will be provided by an agency designated by Sun.

2. The period of Employment Transition Services begins running on the date of the Termination Letter.

3. A signed Release and Waiver Agreement is not required.

4. Instructions on initiating Employment Transition Services is provided with the Termination Letter.

1. Lump sum Severance Payment paid after Sun receives signed Release and Waiver Agreement and period for revoking Agreement has ended.

2. “Pay” (other than for sales-related incentive based positions) means base pay and does not include any non-base compensation.

3. “Pay” for sales-related incentive based positions is based on on-target earnings (OTE) effective on the date of the Termination Letter.

4. “Years of Service” for calculating benefits means each full or partial year of service with Sun prior to your employment termination date.

5. The 16 weeks/32 weeks additional payment is not included for purpose of calculating the maximum payment based on Years of Service.

1. If you elect COBRA coverage, your COBRA premiums will be paid after Sun receives signed Release and Waiver Agreement and period for revoking Agreement has ended.

2. “Years of Service” for calculating benefits means each full or partial year of service with Sun prior to your employment termination date.

3. The 16 weeks/32 weeks additional period for payment of COBRA premiums is not included for purpose of calculating the maximum period for payment of COBRA premiums based on Years of Service.

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Plan Operation, Administration and General Provisions

Other Benefit Plans/Agreements

Your rights and participation in any other Sun benefit plan at termination of employment are governed solely by the terms of those other plans. Amounts you receive under the Plan will be reduced by any pay in lieu of notice you receive under the Worker Adjustment and Retraining Notice Act (“WARN”), if any, and by any other type of severance (or similar) payment you receive under any plan or agreement (including any change of control agreement), if any (including any payments pursuant to a Sun foreign subsidiary’s or an acquired company’s plan or agreement) or as required by law.

Amendment and Termination

Sun reserves the right to modify, suspend or terminate the Plan at any time and for any reason. Any action amending or terminating the Plan shall be in writing and shall be approved by the Leadership and Development Compensation Committee of the Board of Directors of Sun.

Unfunded Plan

All Plan benefits are paid from Sun’s general funds, and each participant is an unsecured general creditor of Sun. Nothing contained in the Plan creates a trust fund of any kind for your benefit or creates any fiduciary relationship between you and Sun with respect to any of Sun’s assets. Sun is under no obligation to fund the benefits provided under the Plan prior to payment.

Plan Benefits Cannot Be Assigned

The rights of any person to any benefit under the Plan may not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including bankruptcy, garnishment, attachment or other creditor’s process. Any act in violation of this rule shall be void.

No Employment Rights

Nothing in the Plan may be deemed to give any individual a right to remain employed by Sun or affect Sun’s right to terminate an individual’s employment at any time, with or without cause.

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Legal Construction

The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and, to the extent not preempted by ERISA, California law. If any provision of the Plan is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

Plan Administrator

Sun is the “Plan Administrator” of the Plan as that term is used in ERISA. Sun has full discretionary authority to administer and interpret the Plan, including the exclusive right to adopt rules and procedures to implement the Plan, to interpret in its sole discretion, provisions of the Plan, to decide any questions in connection with the administration of the Plan, or relating to any claim for Plan benefits, including, whether an individual is eligible for Plan benefits and the amount of Plan benefits. Sun may delegate its responsibilities to other persons, which includes delegation of discretion. Subject to the claims and appeal procedures, the decisions of Sun and its delegatees relating to the Plan are final and binding on all persons.

Claims and Appeal Procedures

If you disagree with Sun’s determination of the amount of your benefits or with any other decision Sun may have made regarding your interest in the Plan, you may file a claim with Sun. You must send your claim in writing to: Director, Executive Compensation – U.S. Vice President Severance Plan, Sun Microsystems, Inc., 4230 Network Circle, M/S USCA23-106, Santa Clara, CA 95054. You should file the claim as soon as possible, but no later than one (1) year after the determination /decision.

In the event that your claim for benefits is denied in whole or in part, Sun must provide you written or electronic notification of the denial of the claim, and of your right to appeal the denial. The notice of denial will be set forth in a manner designed to be understood by you, and will include (i) the specific reason or reasons for the denial, (ii) reference to the specific Plan provisions upon which the denial is based, (iii) a description of any information or material that Sun needs to complete the review and an explanation of why such information or material is necessary, and (iv) an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of your right to bring a civil action under Section 502(a) of ERISA following a denial on appeal. This notice will be given to you within 90 calendar days after Sun receives the claim, unless special circumstances require an extension of time – in which case Sun has up to an additional 90 calendar days for processing the claim. If an extension of time for processing is required, notice of the extension will be furnished to you before the end of the initial 90-day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which Sun expects to render its decision on the claim.

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If your claim for benefits is denied, in whole or in part, you (or your authorized representative) may appeal the denial by submitting a written appeal to the Appeal Committee within 60 calendar days after you receive the denial. If you fail to appeal a denial within the 60-day period, Sun’s determination will be final and binding. If you appeal to the Appeal Committee, you (or your authorized representative) may submit comments, documents, records and other information relating to your claim for benefits. You may request (free of charge) reasonable access to, and copies of, all documents, records, and other information relevant to your claim.

The Appeal Committee will make a decision on each appeal no later than 60 calendar days following receipt of the appeal. If special circumstances require an extension of time for processing the appeal, the Appeal Committee will make a decision on the appeal no later than 120 calendar days following receipt of the appeal. If an extension for review is required, notice of the extension will be furnished to you before the extension begins. The extension notice will indicate the special circumstances requiring an extension and the date by which the Appeal Committee expects to render a decision. The Appeal Committee will give written or electronic notice of its decision to you after its decision is made. In the event that the Appeal Committee confirms the denial of the claim for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by you, (i) the specific reason or reasons for the decision, (ii) reference to the specific Plan provisions upon which the decision is based, (iii) a statement that you may request (free of charge) reasonable access to, and copies of, all documents, records, and all other information relevant to your claim, and (iv) a statement of your right to bring an action under Section 502(a) of ERISA.

No legal action for benefits under the Plan may be brought until you (i) have submitted a written claim for benefits in accordance with the procedures described above, have been notified by Sun that the claim is denied, have filed a written appeal in accordance with the appeal procedures described above, and have been notified that the Appeal Committee has denied the appeal, or (ii) Sun or the Appeal Committee fail to follow these procedures. No legal action may be commenced or maintained against the Plan, Sun or the Appeal Committee more than two (2) years after the Appeal Committee denies your appeal or Sun or the Appeal Committee fail to follow these procedures.

If you wish to take legal action after exhausting the appeal procedures, you may serve process on Sun at the address indicated in the section below entitled “Plan Information.”

Plan Information

Plan Governed by ERISA

The Plan is an employee welfare benefit plan subject to ERISA. The Plan is subject to most of the provisions of Title I of ERISA. However, it is not subject to Title IV of ERISA, which includes the plan termination insurance provisions.

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Address of Sun

The principal executive office of Sun Microsystems, Inc. is 4150 Network Circle, Santa Clara, California 95054. Its telephone number is (650) 960-1300.

Identification Numbers

Sun’s Employer Identification Number (EIN) is 94-2805249. The Plan Number assigned to the Plan is 540.

Type of Plan

The Plan is a welfare benefit plan providing special severance benefits to eligible employees. All benefits under the Plan are paid directly by Sun to participants.

Plan Year

The Plan’s year ends on December 31.

Service of Process

The Plan’s agent for service of legal process is:

General Counsel

Legal Department

Sun Microsystems, Inc.

4120 Network Circle, MS USCA 12-202

Santa Clara, CA 95054

Statement of ERISA Rights and Protections

As a participant in the Sun Microsystems, Inc. U.S. Vice President Severance Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all plan participants are entitled to:

Receive Information About your Plan and Benefits

Examine, without charge, at the plan administrator’s office - and at other specified locations - all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the plan administrator, copies of documents governing the operation of the plan, copies of the latest annual report (Form 5500 Series) and updated summary plan description (there may be a reasonable charge for the copies).

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants, ERISA imposes obligations on those responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including Sun or any other individual, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

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Enforce Your Rights

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan administrator and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive them, unless the materials were not sent because of reasons beyond the administrator’s control. If your claim for benefits is denied or ignored, in whole or in part, and you have been through the Plan’s appeal procedures, you may sue in a state or Federal court. If it should happen that plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you sued to pay these legal costs and fees. If you lose, the court may order you to pay these costs and fees (for example, if it finds your claim is frivolous).

Assistance With Your Questions

If you have questions about the Plan, you should contact the plan administrator. If you have questions about this statement or your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Ave. N.W., Washington, D.C., 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Execution

To record the amendment and restatement of the Plan effective November 1, 2005 as set forth herein, Sun Microsystems, Inc. has caused its authorized representative to sign this document the 27th day of October, 2005.

Sun Microsystems, Inc.

By:	/s/ William N. MacGowan
Printed Name:	William N. MacGowan
Title:	Senior Vice President, Human Resources

Effective Date November 1, 2005	Page 15 of 15	Execution Copy